EXHIBIT 1



                 SWISS ARCTIC TRADERS -- WORLDWIDE WEB DESIGNERS
                                    AGREEMENT

         Effective Date: May 8, 2001

         This Agreement is made between Swiss Arctic Traders Ltd., a Turks and Caicos Island company ("Swiss Arctic"), and Worldwide Web Designers, Inc., a Florida corporation ("WWW").

         In consideration for the recited promises and the actions to be taken, the parties agree as follows:

1. Swiss Arctic will enter into an Internet website service agreement with WWW by which WWW will provide maintenance services for the websites of Swiss Arctic's newly acquired subsidiaries, E-Pawn.co.uk, Plc. and Ubuynetwork.co.uk, Plc.

2. WWW shall provide the general maintenance and hosting services for the websites which shall operate using software and designs licensed to Swiss Arctic for the Pawnshopauctionline.com, Swappage.com, and E-Pawnmall.com websites. Swiss Arctic shall pay or arrange for payment for the basic service in the amount of $2,000 per month payable in monthly. The agreement may provide for additional charges for costs outside the standard fees. The initial term shall be one year.

3. Upon signing the service agreement and the payment of the initial monthly service fee, WWW shall release and transfer the 20% of the outstanding shares of Swiss Arctic which it holds pursuant to the transaction made on January 20, 2000 relating to the purchase of the shares of E-Pawn, Inc.

4. In addition, WWW hereby consents to the assumption by Fortuna Holdings Limited of the $500,000 promissory note made by Swiss Arctic as part of the consideration for the sale of the E-Pawn, Inc. shares under the Agreement made on January 20, 2000. The assumption is made pursuant to that certain Assignment and Assumption agreement between Swiss Arctic and Fortuna Holdings Limited on even date herewith.

SWISS ARCTIC TRADER LTD.                     WORLDWIDE WEB DESIGNERS, INC.


By:                                          By:
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